Exhibit 5(k)
October 31, 2008
Safety First Trust Series 2009-8
c/o Citigroup Funding Inc.
399 Park Avenue
New York, New York 10043
Re: Safety First Trust Series 2009-8
Ladies and Gentlemen:
We have acted as special Delaware counsel for Safety First Trust Series 2009-8, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.
For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:
(a) The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on October 28, 2008 (the “Certificate of Trust”);
(b) The Declaration of Trust of the Trust, dated as of October 27, 2008 among Citigroup Funding, Inc., a Delaware corporation (the “Company”), as sponsor, Citigroup, Inc., a Delaware corporation (the “Guarantor”), U.S. Bank Trust National Association, as Delaware Trustee, Geoffrey S. Richards, John Trohan and Cliff Verron, as Regular Trustees;
(c) The Registration Statement on Form S-3 (the “Registration Statement”), including the form of prospectus (the “Prospectus”), relating to the Trust’s Principal-Protected Trust Certificates (“Trust Certificates”), to be filed with the Securities and Exchange Commission on or about October 31, 2008;
(d) A form of Amended and Restated Declaration of Trust of the Trust, to be entered into among the Company, as sponsor, the Guarantor, the Trustees (as defined therein), and the holders, from time to time, of undivided beneficial interests in the Trust (including the Form of Trust Certificate attached thereto as Exhibit A-1) to be filed as an exhibit to the Registration Statement (the “Trust Agreement”); and
(e) A Certificate of Good Standing for the Trust, dated October 29, 2008, obtained from the Secretary of State.
Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement and the Registration Statement.

Exhibit 5(k)
Safety First Trust Series 2009-8
October 31, 2008
For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.
For purposes of this opinion, we have assumed (i) that the Trust Agreement will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, that the Certificate of Trust will be in full force and effect and will not be amended and that the Trust Agreement will be in full force and effect and will be executed in the form reviewed by us, (ii) that each of the parties to the documents examined by us (exclusive of the Trust) has been duly created, formed or organized, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, formation or organization, (iii) that each natural person who is a signatory to the documents examined by us has the legal capacity to sign such documents, (iv) that each party (exclusive of the Trust) has the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us, (v) that each party (exclusive of the Trust) has duly authorized, executed and delivered the documents examined by us, (vi) that each Person to whom a Trust Certificate is to be issued by the Trust (the “Preferred Security Holders”) has received an appropriate certificate evidencing ownership of such Trust Certificate and has paid for the Trust Certificate acquired by it, in accordance with the Trust Agreement, the Underwriting Agreement and the Terms Agreement, as contemplated in the Registration Statement and (vii) that the Trust Certificates are issued and sold to the Preferred Security Holders in accordance with the Trust Agreement, the Underwriting Agreement and the Terms Agreement as contemplated in the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.
This opinion is limited to the laws of the State of Delaware (excluding any tax laws, fraudulent conveyance laws, fraudulent transfer laws and securities laws). We have not considered and express no opinion on the laws of any other jurisdiction, including federal laws. Our opinions are rendered only with respect to Delaware laws that are currently in effect.
Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and

Exhibit 5(k)
Safety First Trust Series 2009-8
October 31, 2008
subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act.
2. When issued, the Trust Certificates will be validly issued, fully paid and non-assessable and represent undivided beneficial interests in the assets of the Trust.
3. The Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.
We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

/s/ Dorsey & Whitney (Delaware) LLP
DORSEY & WHITNEY (DELAWARE) LLP

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